CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the reference to our firm in this Registration Statement on Form N-1A of Day Hagan/Ned Davis Research Smart Sector ETF, a series of Strategy Shares, under the heading “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ Cohen & Company, Ltd.

Cohen & Company, Ltd.

Chicago, Illinois

January 10, 2020